Exhibit 5.2

March 21, 2011

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131

Israel

Teva Pharmaceutical Finance III B.V.

Schottegatweg Oost 29-D

Curaçao

Ladies and Gentlemen:

We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”) and Teva Pharmaceutical Finance III B.V., a Curaçao private limited liability company and an indirect, wholly owned subsidiary of the Guarantor (“Teva Finance”), in connection with:

(1)	the issuance and sale by Teva Finance of $500,000,000 in aggregate principal amount of its Floating Rate Senior Notes due 2014 (the “Floating Rate Notes);

(2)	the issuance and sale by Teva Finance of $250,000,000 in aggregate principal amount of its 1.700% Senior Notes due 2014 (the “Fixed Rate Notes” and together with the Floating Rate Notes, the “Notes”); and

(3)	the Guarantor’s unconditional guarantees of the Notes (the “Guarantees”).

The Notes are to be issued pursuant to a Senior Indenture, dated March 21, 2011, as supplemented by a First Supplemental Senior Indenture, dated March 21, 2011, by and among Teva Finance, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”).

In connection therewith, we have examined (a) the Registration Statement on Form F-3 (File No. 333-155927) filed by the Guarantor, Teva Finance and other related issuers with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 4, 2008 (the “Registration Statement”), (b) the prospectus of the Guarantor, Teva Finance and other related issuers dated December 4, 2008, as supplemented by a prospectus supplement, dated March 16, 2011, relating to the Notes, as filed in final form

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance III B.V.

March 21, 2011

with the Commission on March 17, 2011, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), (c) the Indenture and (d) such other materials as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of Teva Finance and the Guarantor and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the same nature as the Notes.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Indenture (assuming due authorization by Teva Finance, the Trustee and the Guarantor), when duly executed and delivered by Teva Finance, the Trustee and the Guarantor, will constitute a legally valid and binding agreement of Teva Finance and the Guarantor enforceable against Teva Finance and the Guarantor in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The Notes (assuming due authorization thereof by Teva Finance and due authorization of the Guarantees thereof by the Guarantor and their authentication by the Trustee), when they have been duly executed, issued and delivered, will constitute legally valid and binding obligations of Teva Finance, entitled to the benefits of the Indenture and enforceable against Teva Finance in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance III B.V.

March 21, 2011

(iii) The Guarantees, assuming due authorization, execution and delivery by the Guarantor, will constitute the legally valid and binding obligations of the Guarantor, entitled to the benefit of the Indentures and enforceable against the Guarantor in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP